Exhibit 99.1
Press Release dated October 27, 2004

         ZKid Network Company Receives $2.2 Million Financing Commitment

ZKid Network Company (OTC Bulletin Board: ZKID) signed a term sheet for a $2.2M financing package. This is the first in a series of steps to create and enhance shareholder value for ZKid shareholders. The financing will help to secure the long-term future and stability of ZKid Network Company.

ZKid Network Company CEO, Mitchell Lederer, says, "In response to a difficult 90-day transition period, ZKid secured this financing that it expects to close within thirty days. The financing will ultimately benefit our loyal shareholders, secure our long-term future and allow the company to continue its mission to be the leading advocate of child safety on the Internet through the development of innovative software and marketing programs."

ZKid's software provides safe Internet, e-mail and chatroom capabilities as well as fully animated education/entertainment content for children ages 4-10 and teenagers. Subscribers can participate in a virtual private community specifically designed to provide a safe online environment for children and teens. For a free trial subscription, visit www.zkidnetwork.com.

For Investor information, contact Equitilink PR: Mr. Ron Garner at 858-824-1940, or visit our website at: www.zkidnetwork.com.

Safe Harbor Act Notice... This release may contain forward looking statements that involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition, product and technological changes, the Company's dependence on financing and third party suppliers, and other risks detailed from time to time in the Company's federal filings, annual report, offering memorandum or prospectus. Specifications are subject to change without notice.